Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May     , 2015, by and among WMI Holdings Corp., a corporation duly organized and existing under the laws of the State of Washington (the “Issuer”), WMIH Corp., a corporation duly organized and existing under the laws of the State of Delaware (“DE WMI”), and Law Debenture Trust Company of New York, as trustee (the “Trustee”) under the Senior Second Lien Notes Indenture, dated as of March 19, 2012 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), by and between the Issuer and the Trustee.

W I T N E S S E T H :

WHEREAS, the Issuer desires to reincorporate from a Washington corporation to a Delaware corporation (the “Reincorporation”), such Reincorporation to be effectuated by the merger (the “Merger”) of the Issuer with and into DE WMI, a direct wholly owned subsidiary of the Issuer, with DE WMI to be the surviving corporation of such merger;

WHEREAS, after the Merger is consummated, DE WMI will become the Successor Company (as defined in the Indenture) and WM Mortgage Reinsurance Company, Inc. will continue to be a direct, wholly-owned subsidiary of the Successor Company.

WHEREAS, Section 6.01 of the Indenture provides that under certain circumstances the Issuer may consolidate or merge with or into or wind up into a Successor Company provided the Successor Company assumes the Issuer’s Notes Obligations;

WHEREAS, the Issuer desires that DE WMI assume the Issuer’s Notes Obligations, and DE WMI desires to assume the Issuer’s Notes Obligations;

WHEREAS, Section 10.01(c) of the Indenture provides that the Issuer and the Trustee may amend or supplement the Indenture without the consent of any Holder to comply with Section 6.01 of the Indenture;

WHEREAS, Section 7.4 of the Security Agreement provides that the Security Agreement shall be binding upon the successors and assigns of the Issuer.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, DE WMI, and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Defined Terms. Capitalized terms used herein without definitions shall have the meanings assigned to them in the Indenture. All definitions in the Indenture shall be read in a manner consistent with this First Supplemental Indenture.

2. Assumption of Notes Obligations. DE WMI, as the Successor Company, hereby assumes, subject to and effective upon the effective time of the Merger, all of the Issuer’s Notes Obligations (subject to any non-recourse provisions contained in the Indenture), and agrees to the terms of the waivers by the Issuer contained in the Indenture. In accordance with Section 6.02 of the Indenture, DE WMI shall, subject to and effective upon the effective time of the Merger, succeed to, and be substituted for, the Issuer (so that from and after the effective time of the Merger, the provisions of the Indenture, the Notes and the Security Documents referring to the Issuer shall refer instead to DE WMI and not to the Issuer), and may exercise every right and power of the Issuer under the Indenture, the Notes and the Security Documents with the same effect as if DE WMI had been named as the issuer therein. Further, the Trustee hereby consents to the assignment, transfer and delegation of the Issuer’s rights and obligations under the Security Agreement to DE WMI as contemplated hereby in accordance with Section 7.4 of the Security Agreement.

3. Notices. Any notice or demand which by any provision of the Indenture is required or permitted to be given or served by the Trustee or by the Holders of Notes to or on the Issuer shall be given as provided in Section 13.02 of the Indenture provided that (i) “WMI Holdings Corp” shall be substituted with “WMIH Corp” and (ii) the copy to Weil Gotshal & Managers LLP shall be substituted with Lane Powell PC, 601 SW Second Avenue, Suite 2100, Portland, OR 97204-3158.

4. Effect of this Supplemental Indenture.

(a) Except as expressly supplemented and amended hereby, each of the Indenture, the Notes and the Security Agreement is in all respects ratified and confirmed and all the terms, conditions and each provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Notes heretofore or hereafter authenticated and delivered shall be bound hereby. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Supplemental Indenture, then the terms and conditions of this Supplemental Indenture shall prevail.

(b) To the extent that the Notes and the Security Documents are impacted by this Supplemental Indenture, the Notes and Security Documents shall be deemed supplemented or amended as applicable.

(c) The provisions of this Supplemental Indenture shall become effective as of the effective time of the Merger. DE WMI shall give notice to the Trustee promptly upon the effectiveness of the Merger.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6. Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. Liability of Trustee. The Trustee shall not be responsible for, and shall have no liability for, the validity or sufficiency of the Indenture or this Supplemental Indenture, or for the recitals contained herein, all of which are made solely by the Issuer and by DE WMI.

8. Notice to Holders. Upon receipt from DE WMI that the Merger has become effective, the Trustee shall give notice to all Holders of Notes of the amendment of the Indenture in accordance with the terms of this Supplemental Indenture, which notice shall be substantially in the form of Exhibit A hereto.

9. Effect of Headings. The section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

WMI HOLDINGS CORP., as Issuer

By:	/s/ Charles Edward Smith
Name:	Charles Edward Smith
Title:	Interim CEO & Secretary

WMIH CORP., as Successor Company

By:	/s/ Charles Edward Smith
Name:	Charles Edward Smith
Title:	President

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Trustee

By:
Name:
Title

[First Supplemental Indenture]